Term Sheet

Filed pursuant to Rule 433

Registration No(s). 333-210338 and 333-222323

November 4, 2019

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

4.500% Global Bonds due 2029

Reopening

Issuer	Federative Republic of Brazil

Transaction	4.500% Global Bonds due 2029 (the “2029 Notes”)

Ratings	Ba2 (stable)/BB- (stable)/BB- (stable) (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$500,000,000 (brings total size to U.S.$2,000,000,000)

Total Gross Proceeds	U.S.$526,820,000

Coupon	4.500% per annum, 30/360—day count basis, payable semi-annually

Maturity	May 30, 2029

Offering Price	105.364% of the principal amount, plus accrued interest from, and including, March 28, 2019 to, but excluding, November 14, 2019, plus additional accrued interest, if any, from November 14, 2019 to the date of delivery, if later.

Yield to Maturity	3.809% per annum

Benchmark Bond	1.625% due August 15, 2029

Benchmark Price	98-20

Benchmark Yield	1.779%

Reoffer Spread	203 bps

Underwriting Fee	0.200%

Interest Payment Dates	May 30 and November 30 of each year

First Interest Payment Date	November 30, 2019

Optional Redemption

Prior to February 28, 2029, the 2029 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2029 Notes plus a Make-Whole Amount at the Treasury Rate plus 35 basis points, plus accrued interest on the principal amount of the 2029 Notes to the date of redemption.

On or after February 28, 2029, the 2029 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to 100% of the principal amount of the 2029 Notes, plus accrued interest on the principal amount of the 2029 Notes to, but excluding, the date of redemption.

Pricing Date	November 4, 2019

Settlement Date	November 14, 2019 (T+7)

CUSIP / ISIN	105756 CA6 / US105756CA66

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Underwriting Commitments	BNP Paribas Securities Corp.	U.S.$166,667,000
	Citigroup Global Markets Inc.	U.S.$166,667,000
	Goldman Sachs & Co. LLC	U.S.$166,666,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated November 4, 2019, for the 2029 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312519282580/d796487d424b5.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free +1 (888) 210-4358, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146 or Goldman Sachs & Co. LLC toll-free +1 (800) 828-3182.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

Filed pursuant to Rule 433

Registration No(s). 333-210338 and 333-222323

November 4, 2019

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

4.750% Global Bonds due 2050

Issuer	Federative Republic of Brazil

Transaction	4.750% Global Bonds due 2050 (the “2050 Notes”)

Ratings	Ba2 (stable)/BB- (stable)/BB- (stable) (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$2,500,000,000

Total Gross Proceeds	U.S.$2,436,025,000

Coupon	4.750% per annum, 30/360—day count basis, payable semi-annually

Maturity	January 14, 2050

Offering Price	97.441% of the principal amount, plus accrued interest, if any, from November 14, 2019 to the date of delivery, if later.

Yield to Maturity	4.914% per annum

Benchmark Bond	2.875% due May 15, 2049

Benchmark Price	113-03

Benchmark Yield	2.264%

Reoffer Spread	265 bps

Underwriting Fee	0.200%

Interest Payment Dates	January 14 and July 14 of each year

First Interest Payment Date	January 14, 2020

Optional Redemption

Prior to July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2050 Notes plus a Make-Whole Amount at the Treasury Rate plus 45 basis points, plus accrued interest on the principal amount of the 2050 Notes to the date of redemption.

On or after July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to 100% of the principal amount of the 2050 Notes, plus accrued interest on the principal amount of the 2050 Notes to, but excluding, the date of redemption.

Pricing Date	November 4, 2019

Settlement Date	November 14, 2019 (T+7)

CUSIP / ISIN	105756 CB4 / US105756CB40

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Underwriting Commitments	BNP Paribas Securities Corp.	U.S.$833,334,000
	Citigroup Global Markets Inc.	U.S.$833,333,000
	Goldman Sachs & Co. LLC	U.S.$833,333,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated November 4, 2019, for the 2050 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312519282580/d796487d424b5.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free +1 (888)210-4358, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146 or Goldman Sachs & Co.LLC toll-free +1 (800) 828-3182.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.